Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contacts:
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
FISCAL FOURTH QUARTER AND YEAR-END RESULTS 2011
MIDLAND, Texas, November 9, 2011/PR Newswire/ — Dawson Geophysical Company (NASDAQ: DWSN) today reported fourth quarter and year-end results for fiscal 2011.
Fiscal 2011 Highlights
•	Reported revenues of $333,279,000 for the year-ended September 30, 2011 compared to $205,272,000 for the year-ended September 30, 2010, an increase of 62 percent;

•	EBITDA for the year-ended September 30, 2011 increased to $27,861,000, including transaction costs of $3,866,000 related to the terminated merger with TGC Industries, Inc., compared to $13,136,000 for the same period of fiscal 2010, an increase of 112 percent;

•	Redeployed two data acquisition crews;

•	Increased order book capable of fully sustaining fourteen data acquisition crews well into fiscal 2012;

•	Purchased 25,850 single-channel OYO GSR units, 2,000 OYO GSR four-channel units with three component geophones and ten INOVA vibrator energy source units to better serve client needs;

•	Balanced portfolio of oil and natural gas projects in the Eagle Ford Shale, Niobrara Shale, Bakken Shale, Avalon Shale, Marcellus Shale, Barnett Shale, Permian Basin and Mid-Continent regions;

•	$74 million of working capital at September 30, 2011;

•	Fiscal 2011 capital expenditures of $59,380,000;

•	Completed 15,000-channel and 11,000-channel projects utilizing the OYO GSR cable-less system; and

•	Continued operation on an 18,000-channel ARAM cable-based project.
For the fourth quarter of fiscal 2011 ended September 30, 2011, revenues were $84,256,000 compared to $59,179,000 for the same quarter in fiscal 2010, an increase of 42 percent. The Company reported net income for the fourth quarter of fiscal 2011 of $2,944,000 compared to net loss of $1,411,000 in the same quarter of fiscal 2010. Basic earnings per share for the fourth quarter of fiscal 2011 were $0.38 compared to a net loss of $0.18 per share in the same quarter of fiscal 2010. EBITDA for the fourth quarter of fiscal 2011 was $12,955,000 compared to $5,268,000 in the same quarter of fiscal 2010, an increase of 146 percent.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
For the fiscal year-ended September 30, 2011, the Company reported revenues of $333,279,000 compared to $205,272,000 for the year-ended fiscal 2010, an increase of 62 percent. Net loss for fiscal 2011 decreased to $3,246,000 from $9,352,000 in fiscal 2010. Loss per share for fiscal 2011 was $0.42 compared to a loss per share of $1.20 for fiscal 2010. EBITDA for fiscal 2011 increased to $27,861,000 compared to $13,136,000 in the same period of fiscal 2010, an increase of 112 percent.
Revenues for the fiscal 2011 fourth quarter and for the year-ended September 30, 2011 increased significantly over the same periods of fiscal 2010 due to an increase in active crew count to fourteen working crews, including the two formerly provisional crews added during the second fiscal quarter, improved crew efficiencies, increased utilization rates, and more favorable contract terms. In addition, third-party charges continued to be high for the year and contributed approximately half of the growth in revenues during the year-ended September 30, 2011 as compared to the year-ended September 30, 2010. The third-party charges are related to the Company’s use of helicopter support services, specialized survey technologies and dynamite energy sources in areas with limited access such as the Appalachian Basin, Oklahoma, East Texas and Arkansas. The Company is reimbursed for these expenses by its clients. The Company’s fiscal fourth quarter and year-end results also included approximately $1,444,000 and $3,866,000, or $0.18 and $0.49 per share before taxes, respectively, of expenses related to its recently terminated merger agreement with TGC Industries, Inc. and depreciation charge increases of $831,000 and $3,410,000, respectively, related to the Company’s continued investment in new recording equipment and energy source units during fiscal 2011.
As previously reported, TGC Industries, Inc. terminated the definitive merger agreement pursuant to which Dawson would have acquired TGC in a tax-free stock-for-stock transaction after Dawson and TGC failed to agree on an adjustment to the exchange ratio required as a result of Dawson’s share price falling outside of the designated range specified in the merger agreement, and TGC failed to receive the 80% requisite shareholder vote to approve the transaction at a special shareholder meeting held for that purpose. Dawson shareholders overwhelmingly approved the merger proposal at the Company’s special shareholder meeting on October 27, 2011.
Stephen Jumper, President and CEO of Dawson Geophysical Company said, “Increased efficiencies, improved utilization rates and continued exploration across the lower 48 states fueled fourth quarter and year-end results. EBITDA increased to $12,955,000 for the fourth quarter of fiscal 2011 from $8,821,000 for the third quarter of fiscal 2011. Fourth quarter net income rose to $2,944,000, a dramatic improvement from income of $334,000 reported for the third quarter. Improved contract terms contributed to better financial results as we continue to increase the average channel count per crew in order to provide higher subsurface resolution images for our valued clients.”
The Company’s order book has grown to its highest level since late fiscal 2008 with added projects in the Eagle Ford, Bakken, Niobrara and Avalon liquids and oil-rich shales and demand for the Company’s services remains strong. Activity remains relatively high in the Marcellus and Barnett natural gas shales while demand is increasing in many conventional oil basins. Contract terms are showing continued improvements as activity levels in the lower 48 states increase. The Company continues to operate on several projects contracted in 2010 with less favorable contract terms and believes it will complete work on these projects by the end of calendar 2011. Although clients may cancel their service contracts on short notice, the Company’s order book reflects commitments sufficient to maintain full operation of fourteen crews well into fiscal 2012.
Jumper continued, “I am happy to report that the increase in demand we experienced in fiscal 2011 has carried over into fiscal 2012. All fourteen crews are fully deployed and the average channel count per crew continues to grow. The increased channel count per crew is providing our valued clients with improved subsurface resolution while simultaneously providing strong financial results for our company.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
The Company increased its fiscal 2011 capital expenditures to $59,380,000 from $19,962,000 during the previous fiscal year. The capital expenditures for fiscal 2011 included the purchase of 2,000 OYO GSR four-channel units complete with three component geophones, 25,850 OYO GSR single-channel units, additional geophones, ten INOVA AHV IV 364 vibrator energy sources units and maintenance capital requirements. The Company’s Board of Directors has approved an initial $20,000,000 capital budget for fiscal 2012 to be used to purchase twelve INOVA AHV IV 364 vibrator energy sources units, additional geophones and recording channels for all crews and to meet maintenance capital requirements. The Company’s fiscal 2012 capital budget reflects management’s continued belief in growth opportunities in the seismic data acquisition market as well as the Company’s commitment to maintaining its technological advantage by expanding the Company’s recording capabilities and providing higher resolution three-dimensional images while improving operational efficiencies with increases in channel counts and active energy sources.
Jumper concluded, “Although the first fiscal quarter is typically the most challenging for the Company with shorter days, weather, agricultural and hunting issues, along with the holiday season, fiscal 2012 looks promising. Project visibility is strong and our balanced portfolio of oil and natural gas engagements in multiple basins throughout the lower 48 states provides us with long-term growth potential. Moreover, we anticipate that our recent investment in state-of-the-art seismic equipment will pay strong dividends in fiscal 2012, as our clients are requesting improved access to subsurface resolution at overall lower finding and development costs. In short, in fiscal 2012, we will continue to do what we do best at Dawson Geophysical; help our clients cost effectively identify and develop oil and natural gas reservoirs while continuing to evaluate opportunities across North America.”
Conference Call Information
Dawson will host a conference call to review its fiscal year-end and fourth quarter 2011 financial results on November 9, 2011, at 9 a.m. CST. Participants can access the call at (866) 322-9730 (US/Canada) or (706) 679-6054 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through Friday, November 11, 2011 by dialing (855) 859-2056 (US/Canada) or (404) 537-3406 (International). The passcode is 24440448. The webcast will be recorded and available for replay on Dawson’s website until December 9, 2011.
About Dawson
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.
Non-GAAP Financial Measures
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net (loss) income is presented in the table following the text of this press release.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year-ended September 30, 2010. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$84,256,000	$59,179,000	$333,279,000	$205,272,000
Operating costs:
Operating expenses	67,195,000	52,343,000	292,519,000	185,588,000
General and administrative	4,154,000	1,850,000	13,550,000	7,131,000
Depreciation	7,769,000	6,938,000	30,536,000	27,126,000

	79,118,000	61,131,000	336,605,000	219,845,000

Income (loss) from operations	5,138,000	(1,952,000)	(3,326,000)	(14,573,000)
Other income (expense):
Interest income	2,000	107,000	35,000	185,000
Interest expense	(167,000)	—	(167,000)	—
Other income	48,000	175,000	651,000	398,000

Income (loss) before income tax	5,021,000	(1,670,000)	(2,807,000)	(13,990,000)

Income tax (expense) benefit:
Current	(158,000)	2,363,000	2,929,000	7,102,000
Deferred	(1,919,000)	(2,104,000)	(3,368,000)	(2,464,000)

Net income (loss)	$2,944,000	$(1,411,000)	$(3,246,000)	$(9,352,000)

Basic income (loss) per common share	$0.38	$(0.18)	$(0.42)	$(1.20)

Diluted income (loss) per common share	$0.37	$(0.18)	$(0.42)	$(1.20)

Weighted average equivalent common shares outstanding	7,829,785	7,779,376	7,809,561	7,777,404

Weighted average equivalent common shares outstanding-assuming dilution	7,917,160	7,779,376	7,809,561	7,777,404

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	September 30,	September 30,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,077,000	$29,675,000
Short-term investments	—	20,012,000
Accounts receivable, net of allowance for doubtful accounts of $155,000 and $639,000 at September 30, 2011 and 2010, respectively	86,716,000	57,726,000
Prepaid expenses and other assets	4,254,000	7,856,000
Current deferred tax asset	1,236,000	1,764,000

Total current assets	118,283,000	117,033,000

Property, plant and equipment	302,647,000	248,943,000
Less accumulated depreciation	(156,106,000)	(130,900,000)

Net property, plant and equipment	146,541,000	118,043,000

Total assets	$264,824,000	$235,076,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,732,000	$14,274,000
Accrued liabilities:
Payroll costs and other taxes	1,436,000	2,969,000
Other	9,230,000	8,619,000
Deferred revenue	9,616,000	204,000
Current maturities of note payable	5,290,000	—

Total current liabilities	44,304,000	26,066,000

Long-term liabilities:
Note payable less current maturities	10,281,000	—
Deferred tax liability	22,076,000	18,785,000

Total long-term liabilities	32,357,000	18,785,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,910,885 and 7,902,106 shares issued and outstanding at September 30, 2011 and 2010, respectively	2,637,000	2,634,000
Additional paid-in capital	91,591,000	90,406,000
Other comprehensive income, net of tax	—	4,000
Retained earnings	93,935,000	97,181,000

Total stockholders’ equity	188,163,000	190,225,000

Total liabilities and stockholders’ equity	$264,824,000	$235,076,000

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net income (loss)	$2,944	$(1,411)	$(3,246)	$(9,352)
Depreciation	7,769	6,938	30,536	27,126
Interest expense (income), net	165	—	132	—
Income tax expense (benefit)	2,077	(259)	439	(4,638)

EBITDA	$12,955	$5,268	$27,861	$13,136

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Twelve Months Ended
	September 30,
	2011	2010
Net cash provided by operating activities	$16,951	$6,244
Changes in working capital and other items	12,812	8,731
Noncash adjustments to income	(1,902)	(1,839)

EBITDA	$27,861	$13,136